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                                                                   EXHIBIT 3.30

                                     BY-LAWS
                                       OF
                                NEO CORPORATION

                             ARTICLE I SHAREHOLDERS

         Section 1. Meetings of shareholders shall be held at the registered office of the Corporation unless another place shall have been determined by the directors and stated in the notice of meeting. Annual meetings of shareholders shall be held at such time and date as determined by the Board of Directors.

         Section 2. Special meetings of the shareholders may be called and held as provided by Minnesota Statutes.

                              ARTICLE II DIRECTORS

         Section 1. The number of directors shall be not less than three or more than seven.

         Section 2. A regular meeting of the Board of Directors shall be held without notice immediately following the annual meeting of shareholders and at the same place. The Board of Directors may provide for additional regular meetings without further notice.

         Section 3. Special meetings of the Board of Directors may be called by the president or any two directors on 24-hour notice given personally or telephonically or by mail, telecopier, telegraph, courier or other similar means. If notice is given other than orally, receipt of such notice shall be confirmed orally or in writing by the director or another person of suitable responsibility at the address to which the notice is directed.

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Any director may, either before, at or alter the meeting, waive notice thereof whether by writing, orally or by attendance at the meeting. Special meetings shall be held at the place fixed by the Board of Directors for the holding of meetings, or if no such place has been fixed, at the principal business office of the Corporation.

         Section 4. A director shall hold office until the next annual meeting of shareholders and until his or her successor is elected and qualifies or until his or her earlier death, resignation, removal or incapacity.

         Section 5. During the intervals between annual meetings the number of directors may be increased, or decreased by the number of vacancies then existing, by the Board of Directors, within the limitations of Section 1 of this Article. No decrease in the Board shall shorten the term of any incumbent director.

         Section 6. Vacancies in the Board of Directors may be filled by the affirmative vote of a majority of the remaining members of the Board though less than a quorum. Each person so elected to fill a vacancy shall remain a director for the unexpired term in respect of which such vacancy occurred and until his successor is elected and qualifies.

         Section 7. The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by these Bylaws, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, but subject, nevertheless, to the rights of the shareholders of the Corporation as provided under the Minnesota Statutes, the Articles of Incorporation and these Bylaws.

         Section 8. Without limiting the general powers conferred by Section 7 of

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this Article, and other powers conferred by Minnesota Statutes, the Articles of
Incorporation and by these Bylaws, it is hereby expressly declared that the Board of Directors shall have the following powers:

         (a) To authorize one or more officers, on behalf of the Corporation, to borrow money, make and issue notes, bonds, and other evidences of indebtedness, execute mortgages, deeds, conveyances, contracts, agreements and other such instruments incidental to the transaction of the business of this Corporation, and do all other acts necessary to effectuate the same.

         (b) To designates the persons authorized, on the Corporation's behalf, to make and sign notes, receipts, acceptances, endorsements, drafts, checks, or other orders for the payment of money, releases, contracts, and other documents and instruments, and, when appropriate, to make provision for the use of facsimile signatures thereon.

         (c) To designate the persons authorized, on the Corporation's behalf, to vote or to assign and transfer any shares or stock, bonds, or other securities of the Corporation.

                              ARTICLE III OFFICERS

         Section 1. The officers of the Corporation shall be a President, one or more Vice Presidents, any of whom may have such additional designation as the Board of Directors may provide, a Secretary and one or more Assistant Secretaries, a Treasurer

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and one or more Assistant Treasurers, and such other officers as shall be determined by the Board of Directors from time to time, who shall be elected annually at the regular meeting of the Board of Directors held after the annual meeting of shareholders and shall hold office only so long as they are satisfactory to the Board of Directors.

         Section 2. Subject to decisions of the Board of Directors, the President shall have general active management of the Corporation and when present, shall preside at all meetings of the Board and of the shareholders.

         Section 3. Any Vice President so elected by the Board of Directors shall be vested with all powers and shall perform all the duties of the President in case of his or her absence and shall have such other powers and perform such other duties as may be prescribed by the President.

         Section 4. The Secretary shall give, or cause to be given, all notices required by Minnesota Statutes, by the Articles of incorporation or by these Bylaws. The Secretary shall act as secretary of all the meetings of the Board and shareholders and shall record the proceedings of all such meetings in the book or books kept for that purpose. Unless otherwise prescribed by the President, the Secretary shall keep or cause to be kept, a record of all certificates of stock issued and all transfers thereof, which shall show the names and addresses of the holders of such certificates and dates of issuance and transfer. The Secretary shall have such other duties as may be prescribed by the Board of Directors or the President.

         Section 5. The Assistant Secretaries shall be vested with all the powers and shall perform all duties of the Secretary in the absence or disability of the latter, and

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shall perform such other duties as delegated by the Secretary.

         Section 6. The Treasurer shall have the care and custody of the Corporation's funds, evidences of indebtedness, and other valuable financial documents and shall deposit, or cause to be deposited, all moneys and other valuable financial documents and effects in the name of and to the credit of the Corporation in such depositories as shall be designated by the Board of Directors. The Treasurer shall have such other powers and duties as may be prescribed by the Board of Directors or the President.

         Section 8. The Assistant Treasurers shall be vested with all the powers and shall perform all the duties of the Treasurer in the absence or disability of the latter and shall perform such other duties as delegated by the Treasurer.

                                   ARTICLE IV

          INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

         Section 1. The Corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person acting for the Corporation or acting in an official capacity with another entity at the direction or request of the Corporation, according to the terms and under the procedures provided In Minnesota Statutes Section 302A.

         Section 2. The indemnification provided by this Article shall inure to the benefit of the heirs, executors, administrators and personal representatives of any person acting in an official capacity for the Corporation.

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         Section 3. The Corporation may purchase and maintain insurance at its expense to protect itself or on behalf of a person in that person's official capacity with the Corporation or a subsidiary, against any liability asserted against and incurred by the person in or arising from that capacity, whether or not the Corporation would be required by law to indemnify the person against the liability.

                             ARTICLE V MISCELLANEOUS

         Section 1. Certificates representing shares of the Corporation shall be in such form as the Board of Directors shall determine. Transfers of shares shall be made only on the stock transfer of the Corporation.

                             ARTICLE VI AMENDMENTS

         Section 1. These Bylaws may be altered, amended or repealed and new Bylaws may be adopted by the Board of Directors or by the shareholders.

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